UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

October 25, 2002

Date of Report (Date of earliest event reported)

PEOPLES ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Illinois	1-5540	36-2642766
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

24th Floor, 130 East Randolph Drive, Chicago, Illinois	60601-6207
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code	(312) 240-4000

None

(Former name or former address, if changed since last report)

Item 5. Other Events

On October 25, 2002, Peoples Energy Corporation issued a press release announcing financial results for the fiscal year 2002 and reaffirmed its earnings guidance for the fiscal year 2003. A complete copy of the press release has been submitted in a separate Form 8-K as a disclosure under Regulation FD. This Form 8-K only contains certain forward-looking information that was disclosed in the press release.

In the third quarter of fiscal 2002, the company recorded a $17.0 million special charge to increase the reserve for uncollectible accounts in its Gas Distribution business. With a reserve to accounts receivable ratio of 19.4% at fiscal year-end compared with 15.7% a year ago, the company believes that the $32 million reserve balance at September 30 is adequate. However, the reserve remains an estimate and could require adjustment depending on the level of success of ongoing credit and collection activities.

Chairman, President and CEO, Thomas M. Patrick said, "Looking to fiscal 2003, we continue to estimate that our earnings will be in the range of $2.70 to $2.80 per diluted share, assuming normal weather. This earnings outlook reflects continued improvement in operating results, offset by lower pension credits and the expiration of oil and gas tax credits. Our financial objectives and strategy remains focused on modest earnings growth from our core Gas Distribution business and increasing contributions from our diversified energy businesses. We also remain committed to maintaining a strong balance sheet and a solid dividend."

On October 25, 2002, Peoples Energy Corporation held a conference call to discuss its fiscal year 2002 earnings release and to give guidance for fiscal year 2003. A complete copy of the conference call script and response to a question raised at the conference call has been submitted in a separate Form 8-K as a disclosure under Regulation FD. This Form 8-K only contains certain forward-looking information that was disclosed at the conference call.

Based on the Company's current analysis, management believes the reserves for uncollectibles in its gas distribution segment is adequate. However, the reserve requirement remains an estimate and could require further adjustment depending on the success of ongoing credit and collection activities.

For Fiscal 2003, the Company's earnings per share outlook is in the $2.70 to $2.80 per share range. Section 29 tax credits are due to expire and that would reduce the Company's earnings by about 8 to 10 cents per share. Several nonrecurring items boosted 2002 results affecting the earnings comparison by about 20 cents per share. All told, these add up to about 60 to 70 cents per share in negative impacts when comparing expected 2003 with actual 2002 results.

On the positive side, return to normal weather should add about 25 to 30 cents per share. The Company also expects about 15 to 20 cents improvement from ongoing operations, driven by a full year of operations of the Southeast Chicago Energy Project, increased oil and gas production and further improvement in its Gas Distribution business. In addition, the Company expects about 10 to 15 cents per share from anticipated capital investments in the Power Generation and Oil and Gas business units. Also, our retail energy business is well positioned to maintain profitability.

The Company is looking forward to a solid year in 2003, with improved operating results and growth in its businesses. The Company's outstanding gas distribution franchise will remain at the core and continue to be its primary focus, with measured growth expected from diversified energy business units. Growth in the diversified energy business will be within carefully managed risk limits. The Company's value proposition to investors is based on consistent, low-risk growth, a steadily increasing dividend with an attractive yield with respect to the Company's dividend. The Company remains committed to paying a solid and growing dividend. The Company has a strong balance sheet and a strategic location on the interstate pipeline grid. Beyond these key attributes, the Company also offers Earnings transparency and clarity. Peoples Energy will continue to offer a good value to investors.

Forward-Looking Information. This press release and conference call script and response to a question raised at the conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's forecast of financial results, its commitment to a solid and growing dividend, capital allocations to the oil and gas business, and the adequacy of the reserve for uncollectible accounts. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: weather-related energy demands; the company's success in identifying diversified energy opportunities on financially acceptable terms and generating earnings within a reasonable time; adverse resolution of material litigation; business and competitive conditions resulting from deregulation and consolidation of the energy industry; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, and interest expense; drilling risks and the inherent uncertainty of gas and oil reserve estimates; regulatory and economic developments in the U.S., Illinois and other states where Peoples Energy does business; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in the press release, conference call script and response to a question raised at the conference call are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PEOPLES ENERGY CORPORATION
(Registrant)

October 25, 2002	By: /s/ THOMAS A. NARDI
(Date)	Thomas A. Nardi
Senior Vice President, Chief Financial Officer and Treasurer